Exhibit 10.7

July 25, 2016
Robert M. Hartnett
2445 West 67th Street
Mission Hills, KS 66208
Dear Bob:
We are pleased that you have agreed to serve as the Non-Executive Chairman of the Board of Directors of Noodles & Company (the “Company”). This letter sets forth the key terms and conditions for your service as Non-Executive Chairman.
1.    Position. You will serve as Non-Executive Chairman until either you or the Board of Directors (the “Board”) provides written notice of your termination from such position or if you leave the Board for any reason (the “Term”).
2.    Cash Retainer. In accordance with the Noodles & Company Amended and Restated Compensation Plan for Non-Employee Directors, as amended (the “Plan”), during the Term, you will be paid a cash retainer at the rate of $100,000 per annum, payable no less frequently than quarterly.
3.    RSUs. In accordance with the Plan, you will receive an initial restricted stock unit (“RSU”) grant with a Fair Market Value of $100,000, effective as of the date hereof with subsequent annual grants with a Fair Market Value of $100,000 on the date of the Company’s Annual Meeting of Shareholders during the Term. The RSUs shall be fully vested when made. The terms “Fair Market Value” and “Stock” have the meanings set forth in the Company’s stock incentive plan that is in effect from time-to-time.
4.    Service with Other Entities. You agree that, during the Term, you shall not provide services directly or indirectly to any company engaged in the business of operating or franchising fast-casual restaurants. In addition, you agree that during the Term, you shall not serve on more than one (1) other board of directors without the written consent of the Board, excluding boards of directors of charitable organizations.
5.    Non-Employee. During the Term, you shall not be an employee or officer of the Company. You shall not be eligible to participate in any employee benefit plan of the Company, and no amounts payable hereunder shall be subject to tax withholdings.
6.    Commitment. During the Term, you will devote such reasonable time, attention, skill and efforts to the business and affairs of the Company as is necessary to discharge the duties and responsibilities assigned to you hereunder, and you shall serve the Company faithfully and to the best of your ability.
7.    Confidential Information. You agree that you shall not, at any time during the Term or thereafter, disclose to another, or use for any purpose other than performing your duties and responsibilities under this letter, any Confidential Information. For purposes of this letter, Confidential Information includes all trade secrets and confidential information of the Company and its affiliates and subsidiaries including, but not limited to, the Company’s unique business methods, processes, operating techniques and “know-

how” (all of which have been developed by the Company or its affiliates and subsidiaries through substantial effort and investment), profit and loss results, market and supplier strategies, customer identity and needs, information pertaining to employee effectiveness and compensation, inventory strategy, product costs, gross margins, and other information relating to the affairs of the Company and its affiliates and subsidiaries that you shall have acquired during your employment with the Company.
8.    Entire Agreement/Governing Law. This letter supersedes and replaces any prior agreements, representations or understandings (whether written, oral, implied or otherwise) between you and the Company, and constitutes the complete agreement between you and the Company regarding your position as Non-Executive Chairman. This letter may not be amended or modified, except by an express written agreement of the parties. This letter shall be construed, interpreted and governed by the law of the State of Delaware, without giving effect to principles regarding conflict of laws.
9.    Counterparts. This letter may be executed in multiple counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.
10.    Headings. Headings in this letter are for reference only and shall not be deemed to have any substantive effect.
We are very excited to have you in a leadership role during this exciting time for the Company. Please confirm your agreement to the terms specified in this letter by signing below.
Sincerely,

/s/ SCOTT DAHNKE
For the Board of Directors

AGREED AND ACKNOWLEDGED:

/s/ ROBERT HARTNETT
Robert M. Hartnett

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